March 25, 2014

Mark Ford
c/o Time Inc.
1271 Avenue of the Americas
New York, NY 10020
Dear Mark:

You are currently employed by Time Inc. (the “Company”) pursuant to an Employment Agreement effective June 1, 2005, and subsequently renewed and amended (the “Prior Agreement”). This Agreement (“Agreement”) amends and restates the terms of your employment with the Company and supersedes the Prior Agreement as of the Effective Date.

1.
Term of Employment. Except for earlier termination as provided in Section 5 hereof, the term of employment under this Agreement (“Term of Employment”) will commence on the date this Agreement is fully executed by the parties (“Effective Date”) and will continue thereafter until three (3) years from the Effective Date. Your employment with the Company upon the expiration of this Agreement shall be at-will if no new or amended employment agreement is in place between the parties at that time.

2.
Employment. The Company will, during the Term of Employment, employ you as Executive Vice President of Advertising Sales, or in additional or other capacities at the Company and/or its affiliates without additional compensation to you consistent with your senior position. You will have such authority, functions, duties, powers and responsibilities as the Company may delegate to you. You will devote substantially all of your business time, attention, skill and efforts to the performance of your duties hereunder and will faithfully and diligently serve the Company. You may manage your passive investments and be involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder, and so long as they do not otherwise violate the written policies of the Company or the policies of Time Warner Inc. (“TWI”) prior to the completion of the spin-off transaction announced by TWI on March 6, 2013, pursuant to which the Company is expected to become a separate publicly traded company from TWI (the “Spin-off”). In performing your duties hereunder, you will comply with all written policies and procedures of the Company and those of TWI prior to the Spin-off.

3.	Compensation and Other Remuneration.

3.1
Base Salary. The Company will pay to you during the Term of Employment, a base salary at the rate of not less than $800,000 per annum (the “Base Salary”). The Company may increase, but not decrease, the Base Salary during the Term of Employment. Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.

3.2	Bonuses and Long Term Incentives.

(a)
You shall be eligible to participate in the Company’s annual incentive plan (“Bonus”) to the extent that you are eligible in accordance with the terms of such plan. Your current Bonus target is $555,000.

(b)
During the Term of Employment, you shall be eligible to receive long term incentive compensation, at the same time and in the same manner as grants are made to comparable executives, and subject to the sole discretion of the Time Inc. Board of Directors, with an annual target value of $600,000 (based on the valuation method used by the Company for its senior executives) through a combination of stock option grants, restricted stock units, performance shares or other equity-based awards, cash-based long-term plans or other components as may be determined by the Time Inc. Board of Directors (collectively, the “Long-Term Incentive Plans”).

4.
Benefits. You will be eligible to participate in any pension plan, employee stock ownership plan, group life insurance, extended travel and accident insurance, hospitalization, medical, health, disability or other insurance plan and any other employee benefit or welfare plan, program or policy of the Company, whether now existing or established hereafter (collectively, the “Benefit Plans”), to the extent that you are eligible under the general provisions thereof as in effect from time to time.

5.	Termination.

5.1	Termination for Cause.

(a)
The Company may terminate your Term of Employment and all of the Company’s obligations hereunder, other than its obligations set forth below in this Section 5.1, at any time for “Cause.” “Cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment) and, after having been given written notice thereof by the Company, failure to correct such willful failure or refusal to perform (if curable) within thirty (30) days after receipt of such notice, (c) misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) breach of any of the covenants provided for in Section 6 hereof.

(b)
In the event of termination by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligations to you other than to: (i) pay Base Salary and unused vacation accrued in accordance with Company policy through the effective date of termination, (ii) pay any unpaid Bonus for any completed prior fiscal year in accordance with the Bonus plan; (iii) pay approved, unreimbursed business expenses in accordance with Company policy; and (iv) comply with obligations owed under the Benefit Plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iv) collectively, the “Termination Entitlement”).

5.2
Termination Due to Death. This Agreement shall terminate upon your death and the Company shall not have any further obligations hereunder, except that your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, the Termination Entitlement.

5.3
Termination Due to Disability. If during the Term of Employment you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing the material functions of your position for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate the Term of Employment upon written notice to you given at any time thereafter during which you are still disabled. You will thereafter be entitled to receive, in addition to the Termination Entitlement, (subject to the requirements of Section 5.7) Base Salary and “Average Annual Bonus” (as defined below) for the greater of the remainder of the original Term of Employment or twelve (12) months, paid in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate; provided, however, that all payments under this Section 5.3 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) you ceasing to be eligible for long-term disability benefits under the Company’s or an affiliate’s long-term disability plan or becoming eligible only for partial benefits of less than fifty percent (50%) under such plan. Upon the termination of payments made pursuant to this Section 5.3, your disability payments, if any, will be determined in accordance with the Company’s long-term disability program then in effect, and no further payments will be made pursuant to the terms of this Agreement. All payments made under this Section 5.3 after the date of termination of employment are intended to be disability payments, regardless of the manner in which they are computed. For purposes of this Agreement, “Average Annual Bonus” shall be defined as an amount equal to the average of the two (2) highest Bonus amounts received by you before the effective date of your termination (excluding any special, spot or long term incentive plan bonuses) for the most recent five (5) completed Bonus plan years at the Company.

5.4	Other Termination by the Company.

(a)
The Company may terminate the Term of Employment, other than a termination under Sections 5.1, 5.2, or 5.3, at any time upon written notice to you. In the event that your Term of Employment is so terminated, you will (subject to the requirements of Section 5.7) be treated as an employee of the Company (but without any title) until the end of the Severance Period (defined in Section 5.4(b) below) and entitled to receive Base Salary and Average Annual Bonus payments for that period in bi-weekly, substantially equal installments; provided however, that:

i.
if you die during the Severance Period (defined in Section 5.4(b) below), your payments pursuant to this Section 5.4(a) shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to this Section 5.4(a) through the date of your death;

ii.
if you accept employment with any other corporation, partnership, trust, government or other entity during the Severance Period (defined in Section 5.4(b) below), or notify the Company in writing of your intention to terminate your status as an employee during the Severance Period, you will continue to receive all payments pursuant to this Section 5.4(a), but shall cease to be treated as an employee of the Company for purposes of your rights to receive the post-termination benefits described in Section 5.4(c) below, effective upon the commencement of such employment, or the effective date of such termination as specified by you in such notice; and

iii.
if you accept employment with the Company or a related or affiliated entity during such period, including but not limited to TWI and its affiliates prior to the Spin-off, your payments pursuant to this Section 5.4(a) shall cease effective the first date of employment with TWI or such related or affiliated entity.

(b)	The “Severance Period” shall be 18 months.

(c)
During the period you are treated as an employee of the Company, unless prohibited by law, (i) you will continue to be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees, (ii) the treatment of any equity awards held by you on the effective date of your termination will be determined in accordance with the applicable equity award agreements, and (iii) the treatment of any non-equity based long term incentive compensation awards held by you on the effective date of your termination will be determined in accordance with the applicable Long-Term Incentive Plans. However, during such period, you will not be entitled to any additional awards or grants under any equity plan or other Long-Term Incentive Plan or to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company or TWI.

(d)
If the Company terminates the Term of Employment pursuant to this Section 5.4, any unpaid Bonus for the fiscal year of such termination or any prior fiscal year shall be paid in accordance with the terms of the relevant Bonus plan then in effect.

(e)
In the event that the Company terminates the Term of Employment pursuant to this Section 5.4, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatever mitigation is necessary to preserve the Company’s tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 5.4(f) shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Section 5.4 upon the occurrence of a termination by the Company pursuant to Section 5.4 at the times provided herein, or the timely and full performance of any of the Company’s other obligations under this Section 5.4.

(f)
If the Company does not offer to renew this Agreement upon expiration of the Term of Employment, and your employment is subsequently terminated by the Company for a reason other than Cause, such termination will be treated as a termination pursuant to Section 5.4 of this Agreement, except that the “Severance Period” shall be 12 months, and you will be subject to the requirements of Sections 5.7 and 6.

5.5
Termination Due to Material Breach by Company. You will have the right, exercisable by notice to the Company, to terminate your employment, effective thirty (30) days after the giving of notice, if at the time of such notice, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice is provided to the Company within ninety (90) days after the occurrence of such material breach; and provided further, this Agreement and your employment will not so terminate if within such thirty (30)-day notice period the Company has cured all such material breaches of its obligations hereunder. If such material breach has not been so cured, you may elect, subject to the requirements of Section 5.7, to treat such breach as a termination of the Term of Employment by the Company pursuant to Section 5.4 above, and you shall be entitled to the rights and benefits provided for therein.

5.6
Resignation or Retirement. You may terminate the Term of Employment for any reason, including, without limitation, your retirement, at any time on sixty (60) days’ prior written notice to the Company. In such event, the Company’s only obligation to you will be payment of the Termination Entitlement. In any instance in which you provide written notice of your termination of the Term of Employment to the Company, the Company may elect to terminate your employment immediately, in which case the Company’s only obligation to you will be payment of the Termination Entitlement, treating the last day of the notice period as the date of termination solely for purposes of calculating the Termination Entitlement. In no event will the Company’s early termination of your employment pursuant to the preceding sentence be considered a termination of the Term of Employment by the Company under Section 5.4 and in no event shall the Company’s early termination of you pursuant to the preceding sentence require the Company to provide the Termination Entitlement for any greater period than the period beginning on the date your written notice of termination is received by the Company and ending sixty (60) days thereafter.

5.7
Release. In the event of a termination of the Term of Employment pursuant to Sections 5.3, 5.4, or 5.5 above, a condition precedent to the Company’s obligation to make or continue to make the payments associated with such termination shall be your execution and delivery to the Company of a release of all claims you may have against the Company, its affiliates and their related persons arising out of or in connection with your employment or termination of employment, including, but not limited to, a release of all claims of discrimination, in substantially the form attached hereto as Exhibit A (as such form may be updated in the discretion of the Company). The Company will deliver such release to you at or about the time it delivers or receives the notice of termination, and you will execute and deliver such release to the Executive Vice President, Human Resources or his or her designee within twenty-one (21) days thereafter (or forty-five (45) days if required by law). The Company will begin to make any severance payments due to you pursuant to Sections 5.3, 5.4, or 5.5 above on the next administratively feasible payroll date following the termination of your employment; however, if you fail to execute and deliver such release to the Company within the 21-day period (or forty-five (45) day period if required by law), or if you revoke your consent to such release as provided therein, you will not be eligible to receive any further payments from the Company, and you will be obligated to return to the Company all severance payments received pursuant to Sections 5.3, 5.4 or 5.5 within ten (10) business days after receipt of notice pursuant to Section 9.1.

5.8	Benefits and Other Payments Upon Termination. Upon termination of the Term of Employment, your rights to benefits and payments under any Benefit Plan or Long-Term Incentive Plan or other plan of the

Company or TWI will be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted.

5.9
Forfeiture. In the event you breach the terms of Section 6 of this Agreement, you acknowledge and agree that you shall forfeit any remaining amounts due to you under this Section 5 other than your Termination Entitlement. The rights contained in this Section 5.9 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

6.	Protection of Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement.

6.1	Protection of Confidential Information and Non-Competition Covenants.

(a)
Acknowledgements. You acknowledge that your employment by the Company will bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree to the requirements of this Section 6.

(b)
Safeguarding of Confidential Information. You will keep secret all confidential matters of the Company, including without limitation, the terms and provisions of this Agreement, and will not use for your own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the Term of Employment, except with the Company’s written consent, provided that (i) you will have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder; (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (iii) you may disclose the terms of this Agreement to your spouse or life partner, attorney, accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets;

(c)
Return of Company Property and Information. Upon termination of your employment for any reason, or at any other time the Company may so request, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks or other storage devices) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control and not maintain copies of any such documents on any personal computer or other storage device in your personal possession. No later than the effective date of your termination, you will also return all Company property previously in your possession, including but not limited to any Company equipment, electronic devices, keys, identification cards, and credit cards;

(d)
Nonsolicitation of Employees. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1, 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4, or 5.5, you will not, directly or indirectly, employ or solicit the employment of, and shall not assist, induce, cause or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of your termination or within six (6) months prior thereto; provided, however, that this Section 6.1(d) shall not preclude general print advertising for personnel or responding to an unsolicited request for a personalm recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates; and

(e)
Noncompetition. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1, 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4, or 5.5; you will not, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, or his or her designee, render any services to any other person or entity, or own or acquire any interest of any type in any other person or entity which is engaged, either directly or indirectly, in any line of business that is substantially the same as any material line of business which the Company engages in, conducts or, to your knowledge has definitive plans to engage in or conduct. The foregoing shall not be deemed to prohibit you from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company.

(f)
Waiver. Notwithstanding the foregoing, if your employment with the Company is terminated pursuant to Sections 5.4 or 5.5 and you are eligible to receive payments pursuant to Section 5.4(a) for a period of more than 12 months, commencing with the 13th month of the Severance Period, you may elect, upon thirty (30) days’ advance written notice to the Company, to be relieved of your obligations under Sections 6.1(d) and (e) hereof. Upon any such election by you, the Company shall waive your obligations under Sections 6.1(d) and (e) for the remainder of the Severance Period, but you shall in return forfeit your right to receive any remaining amounts due to you pursuant to Section 5.4(a). Any such election shall be irrevocable by you as of the date on which the first forfeited payment would otherwise be made.

6.2
No Use of Client Information; Nonsolicitation of Company Clients or Prospective Clients.    You acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of confidential client information, including but not limited to the identity of clients and prospective clients (“Client Information”), in the event that, after any termination of your employment with the Company, you go to work for or become affiliated with a competitor of the Company or otherwise engage in business activities that are competitive with those of the Company. You further acknowledge that all clients serviced by you as an executive of the Company are clients of the Company and not yours personally, and that by virtue of your employment with the Company, you have gained or will gain knowledge of the identity, characteristics, and preferences of clients, and that you would inevitably have to draw on Client Information if you were to solicit or service the Company’s clients or contact prospective clients on behalf of a competing business enterprise. Accordingly, you agree that for one (1) year following the termination of your employment for any reason, you will not, in connection with a business in competition with the Company, solicit the business of or service any actual or prospective client for whom you provided any services or as to whom you had access to Client Information during the course of your employment with the Company. You also agree that, during this one-year period, you will not encourage or assist any person or entity in competition with the Company to solicit or service any actual or prospective client of the Company covered by this Section 6.2, or otherwise seek to encourage or induce any such client to cease doing business with, or lessen its business with, the Company.

6.3
Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of this Section 6, the Company will have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event that you violate any of the provisions of this Section 6, the period of the restrictive covenants set forth in those provisions shall be extended for the period of time you remain in violation. You also agree to indemnify the Company and hold the Company harmless from any and all losses suffered by the Company as a result of any violation by you of this Agreement, and to pay the Company’s reasonable attorneys’ fees and other legal expenses incurred to enforce this Agreement.

7.
Ownership of Work Product. You acknowledge that during the Term of Employment, you may, in the course of your employment, conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that you will have no personal interest therein, provided that they are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You will further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities to the extent not otherwise owned at law by the Company; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his/her inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof. In furtherance of and without limiting the foregoing, any copyrightable work created in connection with the services provided by you hereunder shall be considered “work made for hire” under the Copyright Law of 1976 and any successor thereto, and the Company shall be the owner of such work.

8.	Representations.

(a)
    You represent and warrant that you are not a party to any agreements or understandings which would prevent your fulfillment of the terms of this Agreement or which would be violated by entering into this Agreement and performing your obligations hereunder.

(b)
The Company (and TWI prior to the Spin-off) shall have the right to use your name, biography and likeness in connection with their respective businesses and that of their subsidiaries and affiliates, but not as a direct endorsement.

(c)
You shall be entitled throughout the Term of Employment (and after the end of the Term of Employment, to the extent relating to service during the Term of Employment) to the benefit of the indemnification provisions contained on the date hereof in the Charter and By-laws of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

9.	General.

9.1
Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:
Time Inc.
1271 Avenue of the Americas
New York, NY 10020
Attn: General Counsel
If to you, to the address set forth on the records of the Company.

9.2	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

9.3	Captions. The section headings and boldface type contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.4
Entire Agreement and No Other Representations. The parties expressly acknowledge, represent and agree that this Agreement is fully integrated, and contains and constitutes the complete and entire agreement and understanding of the parties with respect to the subject matters hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties with respect to the subject matters hereof. The parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

9.5
Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company or of the magazine, group, or division, which is employing you and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company or of the magazine, group, or division which is employing you; whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.

9.6
Amendments, Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.7
Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to your employment hereunder (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that you are in breach of any of the provisions contained in Section 6 or 7 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration.  In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Section 6 or 7 of this Agreement).  In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, you hereby waive your right, if any, to trial by jury, and hereby waive your right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.

9.8
Acknowledgment and Consent. You acknowledge that the restrictions contained in this Agreement, including but not limited to those contained in Sections 6 and 7, are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you. You therefore consent to the entry of a restraining order, preliminary injunction, or other court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim or monetary damages which the Company might elect to assert.

9.9
Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

9.10
Standards of Business Conduct. Attached as Exhibit B and made part of this Agreement is the Company Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

9.11	Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

9.12
Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, (x) all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 9.12; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

9.13
No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

9.14
Survival. Sections 6, 7, 8, and 9 shall survive any termination of the Term of Employment pursuant to Section 5 and any expiration of this Agreement and shall apply for the duration of employment and beyond in accordance with their terms.

9.15
Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company.

You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

9.16	Counterparts. This Agreement may be executed in any number of counterparts all of which shall constitute one original instrument.

9.17
No Other Payments or Benefits. In the event the Term of Employment is terminated pursuant to any section of this Agreement, you shall not be entitled to any severance under the Company’s general employee policies or any severance policy or plan maintained by the Company, the payment and benefits provided for in this Agreement constituting the sole source of any payments or benefits payable to you except any amounts payable to you as required by applicable law.

9.18
Interpretation. The parties to this Agreement have cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter.

If the foregoing correctly sets forth the understanding between you and the Company, please sign and date below and return this Agreement to the Company.

TIME INC.	CONFIRMED AND AGREED:
By: _/s/ Joseph Ripp____________________	By: _/s/ Mark Ford__________________
Joseph Ripp, CEO	Mark Ford
Date:_9/12/2014_______________________	Date:_9/12/2014 ____________________

EXHIBIT A

FORM OF RELEASE

This Release is made by and among                 and TIME INC. (the “Company”), 1271 Avenue of the Americas, New York, NY 10020, as of the date set forth below in connection with the Employment Agreement dated ____________, and the letter agreement (the “Separation Agreement”) between ____________ and the Company dated as of         , and in association with the termination of my employment with the Company.

In consideration of payments made to me and other benefits to be received by me by the Company and other benefits to be received by me pursuant to the Employment Agreement, as further reflected in the Separation Agreement, I, ______________, being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”) do hereby release and forever discharge the Company and Time Warner Inc., and each of their respective parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as “Time Inc. Entities and Persons”), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorney’s fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Time Inc. Entities and Persons or the termination of such employment, which I had or may now have against any Time Inc. Entities or Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this Release. Each of the Time Inc. Entities and Persons is intended to be a third party beneficiary under this Release.

Without limiting the generality of the foregoing, this Release is intended to and shall release the Time Inc. Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Time Inc. Entities and Persons arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the New York Human Rights Law, the New York Labor Law; the New York City Administrative Code, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, the New York Workers Adjustment and Retraining Notification Act and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating

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to or arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

By virtue of this Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this Release or the Separation Agreement, my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under the Company group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Additionally, nothing in the Separation Agreement or this Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief with respect to the claims I am waiving and releasing in this Release in connection with any charge or proceeding.

I acknowledge that I have been given 21 days from the day I received a copy of this Release and the Separation Agreement to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this Release and the Separation Agreement for seven days following my signing this Release and the Separation Agreement. Provided I do not revoke them, the effective date of this Release and the Separation Agreement shall be the 8th day after I sign them.

I further state that I have read the foregoing document and the Separation Agreement, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this ______ day of ______________________, 20__.

__________________________________

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EXHIBIT B

TIME INC. STANDARDS OF BUSINESS CONDUCT

(Attached)